NEWS RELEASE



 May 12, 1997

     WAUSAU PAPERS COMPLETES OTIS SPECIALTY PAPERS ACQUISITION

     Wausau Paper Mills Company announced today the completion of the purchase of substantially all the assets of Otis Specialty Papers from Rexam Inc. The acquisition, which was initially announced on February 11, 1997 when a letter of intent was signed, expands Wausau Papers' technical specialty business by 70,000 tons per year. Otis Specialty Papers, located in Jay, Maine, operates two paper machines and supercalenders producing high quality supercalendered kraft release paper, thermal paper and other high performance papers. The purchase price was approximately $58 million, subject to certain post closing adjustments.

     Daniel D. King, President and Chief Executive Officer of Wausau Paper Mills Company commented, "We are very excited about the many opportunities the Otis Specialty Papers acquisition brings to Wausau Papers. This high quality business, facility and workforce will provide the capacity, expertise, manufacturing efficiencies and new product opportunities to better serve the technical specialty marketplace. The acquisition will play an important part in our strategy of accelerating revenue and earnings growth for the technical specialty segment of our business."

     Wausau Paper Mills Company manufactures printing, writing and technical specialty papers. The company's common stock trades on The Nasdaq Stock Market under the symbol WSAU. For further information contact: Steve A. Schmidt, Vice President Finance, Secretary and Treasurer.

                              # # # #

 Matters discussed in this press release with respect to the company's expectations are forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the company's Form 10-K for the period ended August 31, 1996.